UNITED STATES

                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                                 FORM 8-K

             Current Report Pursuant to Section 13 or 15(d) of
                    The Securities Exchange Act of 1934

                             SEPTEMBER 29 , 1999
             Date of Report (Date of earliest event reported)



                        VERAMARK TECHNOLOGIES, INC.
           (Exact name of registrant as specified in its charter)


      DELAWARE               0-13898              16-1192368
(State or other jurisdiction (Commission         (IRS Employer
of incorporation or organization) File No.)   Identification No.)



               3750 MONROE AVENUE, PITTSFORD, NEW YORK 14534
           (Address of principal executive offices and zip code)


                              (716) 381-6000
           (Registrant's telephone number, including area code)


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ITEM 5.  OTHER EVENTS

     Veramark  Technologies,  Inc.(NASDAQ:  VERA)  announced  that  it  has entered into a letter of intent to acquire The Angeles Group, Inc., a supplier of enterprise software solutions addressing the major telemanagement issues faced by large corporations, governmental agencies, utilities, and health care providers. The transaction is expected to be structured as a stock for stock merger with the shareholders of The Angeles Group, Inc. receiving 660,000 shares of Veramark Common Stock. Attached as
Exhibit 99.1 is a press release issued by Veramark Technologies, Inc. and The Angeles Group, Inc. dated October 19, 1999, which is incorporated by reference herein.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
EXHIBITS.

     (a) Not applicable.

     (b) Not Applicable.

     (c) Exhibits.

        99.1 Press Release, dated October 19, 1999.




                                  SIGNATURES

   Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         VERAMARK TECHNOLOGIES, INC.

Dated:  October 19, 1999 By: /s/ Robert L. Boxer
                              Robert L. Boxer
                              Vice President
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                              Exhibit 99.1





                             FOR IMMEDIATE RELEASE

VERAMARK TO ACQUIRE THE ANGELES GROUP

Industry Leader in High Performance Enterprise Telemanagement, Carrier Bill
                Reconciliation & Cable Management Solutions


Pittsford, NY and Westlake Village, CA - October 19, 1999. Veramark Technologies, Inc. (Nasdaq:VERA) and The Angeles Group, Inc. today jointly announced that they have entered into a letter of intent in which Veramark will acquire through a merger, The Angeles Group, a privately held developer and marketer of high-end, enterprise telemanagement software. The Angeles Group stockholders will receive 660,000 shares of Veramark common stock in consideration. In addition, Veramark will assume debt and other obligations of The Angeles Group totaling $1.93 million.

The companies expect the transaction to be completed in November of 1999. The merger, on a pooling of interests basis, is expected to be immediately accretive to Veramark on an operational basis and would therefore contribute positively to earnings per share for the fourth quarter, prior to one-time transactional costs, and for the year ending December 31 1999, and future years.

Based in Westlake Village, California, The Angeles Group supplies enterprise software solutions addressing the major telemanagement issues faced by large corporations, governmental agencies, utilities, and health care providers. The Angeles Group's Quantum product features integrated modules with full capability for call accounting, directory, bill reconciliation, cable management, inventory and intruder alert capabilities. Quantum users include IBM, Sears, Bank of Montreal, American Express, Lucas Films, National Basketball Association, McDonalds Corporation, USAA, the US Departments of Energy and Agriculture, the State of Mississippi, and the Henry Ford Health Systems. Quantum runs on Windows NT client/server platforms.

The Angeles Group had revenues of $5.6 million and net income before tax of $502,000 during the past 12 months. Sales of the Quantum product are made primarily through a direct sales force to end users. Quantum is also distributed by Ameritech and Southwestern Bell.



David G. Mazzella, Veramark President and CEO, commented, "This acquisition strengthens Veramark in several material respects. The Angeles Group and the Quantum product have outstanding reputations for quality and dependability. Quantum also extends Veramark's telemanagement product line by adding features such as bill reconciliation and integrated cable management. The Angeles Group's premier list of end user customers and distributors will also materially broaden Veramark's customer base. Very importantly, The Angeles Group brings to Veramark a talented team, experienced in the telemanagement business and a proven direct sales capability."
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Mr. Mazzella added, "We plan to continue to strengthen the product lines of both companies. Veramark's Emerald CAS and Telecommunications Management Systems and The Angeles Group's Quantum product address different customers and distribution channels. We see an opportunity to better serve customers of both companies through this merger."

Richard Elzinga, President of The Angeles Group, and Tim Stassi, Vice President of Sales and Marketing, who founded The Angeles Group 18 years ago, will join Veramark in senior management positions. Mr. Elzinga commented, "We are very pleased to be joining the Veramark team and the marketing, technological, financial and management strength they represent. I believe we can, together, more quickly and decisively accomplish our goals and be the technology and marketing leader across the entire telemanagement market. We are excited about the fast growth demonstrated by Veramark, how closely our development strategies complement each other and the role The Angeles Group can play in Veramark's future success."

Veramark Technologies, Inc. is engaged in the design, production and servicing of telecommunications management and billing systems for users and providers of telecommunications services in the global market.

More information on The Angeles Group can be obtained at www.angelesgroup.com.

The forward looking statements contained in this release are estimates by the Company's management of future performance and are subject to a variety of risks and uncertainties that could cause actual results to differ materially from management's current expectations.



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